As filed with the Securities and Exchange Commission on August 13, 2007
Registration No. 333-_______

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement

Under

The Securities Act of 1933

Illinois Tool Works Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)			36-1258310 (I.R.S. Employer Identification No.)
3600 WEST LAKE AVENUE GLENVIEW, ILLINOIS 60026-1215 (Address of Principal Executive Offices, including Zip Code)

ILLINOIS TOOL WORKS INC. 2006 STOCK INCENTIVE PLAN
(Full title of the plan)

James H. Wooten, Jr.
Senior Vice President, General Counsel & Corporate Secretary
Illinois Tool Works Inc.
3600 West Lake Avenue
Glenview, Illinois 60026-1215
(Name and address of agent for service)

(847) 724-7500
(Telephone number, including area code, of agent for service)

With a copy to:

Dewey Crawford
Foley & Lardner LLP
321 N. Clark St. Suite 2800
Chicago, Illinois 60610
(312) 832-4500
________________________________

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)(2)	Proposed maximum offering price per share (2)(3)	Proposed maximum aggregate offering price (2)(3)	Amount of registration fee (2)
Common Stock, par value $.01 per share	18,704,647	$54.035	$1,010,705,600.64	$31,028.66

(1)

Together with additional shares of Common Stock which became, or may become, issuable under the Illinois Tool Works Inc. 2006 Stock Incentive Plan as the result of a stock split, stock dividend or similar transaction affecting the Common Stock, pursuant to Rule 416(a) and (b) under the Securities Act of 1933.

(2)

Of the 18,704,647 shares being registered under the Illinois Tool Works Inc. 2006 Stock Incentive Plan, 38,544 shares were previously registered under the Registration Statement on Form S-8 (File No. 333-75767) for issuance under the Illinois Tool Works Inc. Non-Officer Directors’ Fee Conversion Plan, the non-deferral provisions of which, as explained in the Explanatory Note below, were incorporated by merger with and into the Illinois Tool Works Inc. 2006 Stock Incentive Plan, effective May 5, 2006. The Registrant has filed a post-effective amendment to that Form S-8 (File No. 333-75767) to deregister the 38,544 shares.

(3)	Based upon the average of the high and low sales prices of the Common Stock reported on the New York Stock Exchange on August 10, 2007 pursuant to Rule 457(c) and (h) of the Securities Act of 1933.

STATEMENT UNDER GENERAL INSTRUCTION E

REGISTRATION OF ADDITIONAL SECURITIES

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed solely to register an additional 18,704,647 shares of Common Stock, par value $.01 per share, of the Registrant reserved for issuance under the Registrant’s Illinois Tool Works Inc. 2006 Stock Incentive Plan as an amendment and restatement of the Illinois Tool Works Inc. 1996 Stock Incentive Plan and the incorporation by merger of the non-deferral provisions of the Illinois Tool Works Inc. Non-Officer Directors’ Fee Conversion Plan with and into the Illinois Tool Works Inc. 2006 Stock Incentive Plan. The Company’s Board of Directors and stockholders approved this increase. Pursuant to and as permitted by General Instruction E to Form S-8, the contents of the Registrant’s Registration Statements on Form S-8, File No. 333-22035, No. 333-75767, No. 333-108088 and No. 333-142627, including, without limitation, periodic reports that the Registrant filed, or will file, after such Form S-8 to maintain current information about the Registrant are hereby incorporated by reference herein, and the opinions and consents listed in Item 8 below are attached hereto.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

All information required in this Registration Statement (other than the information included or referenced in Items 5 and 8 below or set forth on the signature page) is set forth in the Registration Statement (File No. 333-142627), all of which is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

James H. Wooten, Jr., Senior Vice President, General Counsel & Corporate Secretary of the Registrant, who is delivering the opinion attached hereto as Exhibit 5, owns 8,769 shares of the Registrant’s Common Stock and holds options to acquire an additional 212,000 shares of Common Stock.

Item 8. Exhibits.

See Index to Exhibits, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Glenview, State of Illinois, on August 10, 2007.

ILLINOIS TOOL WORKS INC.

By:	/s/ James H. Wooten, Jr.

James H. Wooten, Jr.,

Senior Vice President, General Counsel &

Corporate Secretary

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated below on August 10, 2007.

SIGNATURE             TITLE

/s/ David B. Speer *	Chairman & Chief Executive Officer & Director
David B. Speer	(Principal Executive Officer)

/s/ Ronald D. Kropp *	Senior Vice President & Chief Financial Officer
Ronald D. Kropp	(Principal Financial & Accounting Officer)

/s/ William F. Aldinger *	Director

William F. Aldinger

/s/ Michael J. Birck *	Director

Michael J. Birck

/s/ Marvin D. Brailsford *	Director

Marvin D. Brailsford

/s/ Susan Crown *	Director

Susan Crown

/s/ Don H. Davis, Jr. *.	Director

Don H. Davis, Jr.

/s/ Robert C. McCormack *	Director

Robert C. McCormack

/s/ Robert S. Morrison *	Director

Robert S. Morrison

/s/ James A. Skinner *	Director

James A. Skinner

/s/ Harold B. Smith *	Director

Harold B. Smith

*By:/s/ James H. Wooten, Jr.	Senior Vice President, General Counsel &
James H. Wooten, Jr.	Corporate Secretary

________________

* Attorney-in-Fact, pursuant to Power of Attorney dated May 4, 2007.

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
5	Opinion of James H. Wooten, Jr., Senior Vice President, General Counsel & Corporate Secretary regarding the validity of the shares of Common Stock being registered.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of James H. Wooten, Jr. (included in Exhibit 5)